UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 23, 2014
Date of Report (Date of earliest event reported)

MINDESTA INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3763974
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

429 Kent Street unit 112, Ottawa, Ontario, Canada K2P 2B4.
(Address of Principal Executive Offices) (Zip Code)

(613) 241-9959
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e -4(c))

Section 8- Other Events

Item 8.01

On October 23, 2014 the Company’s Board of Directors approved the adoption of the Company’s 2014 Equity Compensation Plan (the “Plan”).

The Company’s compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholders’ interests and business objectives; reward performance; and be externally competitive and internally equitable. We believe that the Plan will be an integral aspect of our overall compensation philosophy

Participants in the Plan may be compensative with stock incentives. The stock incentives may include the issuance of common stock, qualified and non-qualified common stock options, incentive stock options, stock appreciation rights or similar awards which are more specifically set forth in the Plan which is attached hereto as Exhibit 4.

Equity awards will be granted to Plan participants based on their positions and individual performance. Stock grants and options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers.

Our Board has not established any quantifiable criteria with respect to the level of compensation, stock grants or options. Rather, the Board will evaluate cash, stock grants and stock options paid to similarly situated companies after consideration of the Company’s financial condition.

The Company is currently authorized to issue 6 million shares under the Plan.

Exhibit Number	Exhibit

4	2014 Stock Incentive and Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mindesta Inc.

Dated October 24, 2014	By:	/s/Pankaj Modi
Dr. Pankaj Modi
Chief Executive Officer